As filed with the Securities and Exchange Commission on January 26, 2010

Registration No. 333-160432

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AIRTRAN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	58-2189551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9955 AirTran Boulevard, Orlando, Florida 32827, (407) 318-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard P. Magurno, Esq.

AirTran Holdings, Inc.

9955 AirTran Boulevard, Orlando, Florida 32827

(407) 318-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Howard E. Turner, Esq.

M. Timothy Elder, Esq.

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309-3592

(404) 815-3500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Security(2)(3)	Proposed maximum aggregate offering price(2)(3)	Amount of Registration Fee(2)
Debt Securities	—	—	—	—
Preferred Stock, par value $0.01 per share	—	—	—	—
Common Stock, par value $0.001 per share	—	—	—	—
Warrants	—	—	—	—

DEREGISTRATION OF SECURITIES

AirTran Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the registration statement on From S-3, Registration No. 333-136896, dated July 2, 2009 (the “Registration Statement”), pertaining to the sale of an indeterminate amount of the Company’s common stock, preferred stock, debt securities and warrants (collectively, the “Securities”), which may be sold from time to time in one or more offerings of one or more series up to a total aggregate amount of $250,000,000.

Pursuant to prospectus supplements filed October 8, 2009, the Company sold $57,500,002 of common stock and $115,000,000 of convertible senior notes. Accordingly, a balance of $77,499,998 of Securities remains unsold and available under the Registration Statement.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to deregister all of the Capital Stock that remains unsold under the Registration Statement. The Company paid a registration fee of $13,950 in connection with the initial registration of $250,000,000 of Securities under the Registration Statement. The sum of $4,352 representing that portion of the registration fee for the $77,499,998 of Securities being deregistered pursuant to this Post-Effective Amendment has been applied as partial pre-payment, in connection with the pre-payment of the registration fee for $250,000,000 of the Company’s Securities, under the Company’s Registration Statement filed on Form S-3ASR, Registration No. 333-164379, dated January 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on January 26, 2010.

AIRTRAN HOLDINGS, INC.

By:	/S/ ROBERT L. FORNARO
Robert L. Fornaro Chairman of the Board, President and Chief Executive Officer